Exhibit 99.1

Contact: Susan Filyk Investor Relations 210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Issues Special “Santa Claus” Dividend to Battle the “Fiscal Cliff Grinch”

The Company Initiates Buyback Program for the New Year

************************************************************************

SAN ANTONIO—December 11, 2012—U.S. Global Investors, Inc. (Nasdaq: GROW), a boutique registered investment adviser specializing in natural resources and emerging markets, announced today that the company will pay a one-time special “Santa Claus” dividend to fight the “Fiscal Cliff Grinch.” The special dividend is in addition to the monthly dividends paid in 2012.

“We believe paying a one-time special dividend this year is a timely use of the company’s capital resources,” says Frank Holmes, CEO of U.S. Global Investors. “The ‘Fiscal Cliff’ drama is threatening the wealth of all hardworking savers and investors. Our shareholders benefit substantially by receiving this special dividend in 2012 while the tax rate is a fair and reasonable 15 percent.”

A publicly traded company is limited in the number of ways it is able to use its profits: It can spend earnings on research and development, new equipment, stock buybacks and acquisitions to strengthen its business, or it can share profits via a dividend payment.

When a company chooses to pay a dividend, it pays those dividends after it has paid about 35 percent in income taxes on its taxable income; individuals pay an additional 15 percent on any dividends received, for a total effective tax rate of 45 percent on this stream of income. This is double taxation, as taxes are paid twice on the same source of earned income, unlike corporate bonds where interest paid is a pre-tax expense to the company and only investors pay taxes on the interest income they receive.

December 11, 2012

If there is no solution to the “Fiscal Cliff” by the end of this year, the dividend tax rate will climb as high as 43.4 percent after factoring in the new tax due to the recently passed Affordable Care Act. In simple terms, dividend income is first taxed at 35 percent and then again at 43.4 percent, for a total of approximately 63 percent effective tax on that stream of income.

“One of the key factors to running a successful business is a focus on improving the company’s return on capital over the long run. Instead of paying higher taxed dividends, the company believes a more efficient use of its capital is to buy back shares or make acquisitions that are accretive on a revenue- and earnings-per-share basis,” says Holmes.

To that end, the company will lower its monthly payment of dividends to $0.005 per share per month beginning in January 2013 and use the cash difference from its previous two cents-per-share per month dividend to initiate a new stock buyback program. The board of directors of the company has approved on December 7, 2012 a repurchase of up to $2.75 million of its outstanding common stock from time to time on the open market over the next 12 months. An algorithm will be used to buy back shares only on down days and in accordance with all applicable rules and regulations.

The timing and amount of any shares repurchased will be determined based on market conditions, share price and other factors and may be made on the open market, in block trades, privately negotiated transactions or otherwise. The repurchase program may be suspended or discontinued at any time.

The special one-time cash dividend of $0.02 per share for the month of December 2012 will be paid on December 31, 2012 to shareholders of record as of December 21, 2012.

December 11, 2012

The record dates for the monthly dividends to be paid in the first quarter of 2013 will be January 14, February 11 and March 11, and the payment dates will be January 28, February 25 and March 25. At the end of this period, the company will have paid monthly dividends for nearly 70 straight months. At the December 11, 2012, closing price of $5.04, the $0.005 per share monthly dividend equals a 1.2 percent yield on an annualized basis.

The continuation of future cash dividends will be determined by U.S. Global’s board of directors, at its sole discretion, after review of the company’s financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the company and general business conditions.

About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $1.66 billion in assets under management in the quarter ended September 30, 2012, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

# # # # #